As filed with the Securities and Exchange Commission on October 12, 2007

Registration No. 333-134204

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CDW Corporation

(Exact name of registrant as specified in its charter)

Illinois	36-3310735
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Ave. Vernon Hills, Illinois	60061
(Address of Principal Executive Offices)	(Zip Code)

CDW 2006 Stock Incentive Plan

CDW Corporation Employee Stock Purchase Plan

(Full title of the plans)

Christine A. Leahy

Vice President, General Counsel and Corporate Secretary

CDW Corporation

200 N. Milwaukee Ave.

Vernon Hills, Illinois 60061

(847) 465-6000

(Name, address and telephone number,

including area code, of agent for service)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-134204) (the “Registration Statement”) of CDW Corporation (“CDW”).

On October 12, 2007, pursuant to an Agreement and Plan of Merger, dated as of May 29, 2007, among CDW, VH Holdings, Inc., a Delaware corporation (“Parent”), and VH MergerSub, Inc., an Illinois corporation (“MergerSub”), Merger Sub merged into CDW (the “Merger”), with CDW continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. As a result, CDW has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by CDW in its Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, CDW hereby removes from registration all of its securities registered pursuant to this Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Vernon Hills, State of Illinois, on October 12, 2007.

CDW CORPORATION

By:	/s/ Christine A. Leahy
Christine A. Leahy
Senior Vice President, General Counsel and Corporate Secretary

DATE: October 12, 2007